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                                                                   EXHIBIT 10.40

                  MedSource Technologies, Inc. (the "Company")

                   Management Bonus Plan ("Plan") Description

     Under the Plan, participants are eligible to receive a target bonus each fiscal year equal to a fixed percentage of his or her base salary based upon achievement of certain performance objectives. Senior management of the Company determines which employees may participate in the Plan and the percentage of base salary that may be earned, unless the employee has an agreement that specifies otherwise.

     For all participants in the Plan, a portion of the target bonus depends upon satisfaction of one or more Company-wide objectives and a portion of the target bonus depends upon satisfaction of one or more personal objectives. For fiscal 2002, regardless of achievement of personal objectives, no target bonuses will be paid under the Plan unless the Company achieves a certain minimum threshold performance. The relative share of the target bonus that is payable based upon Company-wide objectives and payable based upon personal objectives is the same for all participants. Senior management determines the Company-wide objectives, while personal objectives are determined jointly by the participant's manager and someone who is senior to the manager. Personal objectives are measurable objectives that are linked directly to functional goals specific to the participant and related strategic goals of the Company.

     During fiscal 2001, participants earned 40% of their target bonus based upon whether the Company achieving an EBITDA target, 20% of their target bonus based upon whether the Company achieved a return on capital employed (ROCE) target and 20% of their target bonus based upon whether the Company achieved customer satisfaction targets. The remaining 20% of target bonus was based upon achievement of personal objectives, with half of that amount payable if a participant achieved a minimum threshold performance, but did not achieve target performance.

     Plan administration and eligibility:

     1. All designated full-time MedSource management employees are eligible to participate in the Plan.

     2. Participants must be on the payroll for at least one-half of the fiscal year to be eligible to receive a bonus under the Plan.

     3. Payment will be made by lump sum no later than three months after the end of the fiscal year.

     4. Payment will be calculated on base pay received during the fiscal year.

     5. The Company reserves the right to amend, suspend, or terminate all or any part of the Plan at the discretion of the Company at any time. Decisions made by the Company in all matters pertaining to this Plan or the interpretation of the plan are final.

     6. The Plan does not constitute a contract between the Company and the employee. There is no guarantee of continuance beyond the fiscal year.